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                                                                    EXHIBIT 99.2



[CASUAL MAIL LOGO HERE]


                        Company Contact:    Michael O'Hara
                                            General Counsel
                                            (781) 828-9300
                        Investor Relations: James R. Palczynski
                                            Integrated Corporate Relations, Inc.
                                            (203) 222-9145



           CASUAL MALE ANNOUNCES ORDERS APPROVING DIP FINANCING AND
                  SECURITIES AND CLAIMS TRADING RESTRICTIONS

     Canton, MA, May 23, 2001 - Casual Male Corp. (NASDAQ: CMAL), announced today that it and certain of its subsidiaries, each of which filed voluntary petitions to reorganize their businesses under Chapter 11 of the United States Bankruptcy Code on May 18, 2001, (collectively, the "Company")have received approval of certain orders from the United States Bankruptcy Court for the Southern District of New York.

     The Company announced that Judge Robert E. Gerber approved on an interim basis a $135 million post-petition credit facility provided by a lending group led by Fleet Retail Finance, Inc. and Back Bay Capital Funding LLC. The credit facility will provide loans to the Company to fund the Company's ongoing operations.

     The Court also entered an order that enables the Company to take full advantage of the automatic injunction (that commenced immediately upon the Chapter 11 filings) to protect its substantial net operating loss carryforward. The Court approved certain notice procedures that limit the buying and selling of the Company's equity and Convertible Subordinated Notes and the trading of claims that could effect an "ownership change" for tax purposes, thereby adversely affecting the Company's valuable NOL tax asset. In order to make sure that no violations of the automatic stay occur by claims or securities trading, the Court approved certain procedures to govern and restrict trading.
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     These procedures will notify (i) beneficial holders of the Company's
Convertible Subordinated Notes or common stock that, if they beneficially own 5% or more of such notes or stock, they are stayed from purchasing any additional notes or stock, and if they own less than 5% of such notes and stock, they are stayed from purchasing an amount which, when added to their total beneficial ownership, would equal more than 4.99% of such notes or stock, and (ii) holders of general unsecured claims (other than the Convertible Subordinated Notes) and holders of the 13% Senior Subordinated Notes due December 31, 2001 of the procedures that must be satisfied before the sale or other transfer of such claims may be deemed effective. Pursuant to the Order, any sale or other transfer in violation of such procedures will be null and void.

     Casual Male Corp. and its subsidiaries operate businesses engaged in the retail sale of apparel through its Casual Male Big & Tall, Repp Big & Tall and B&T Factory Store businesses, which offer fashion, casual, dress clothing and footwear to the big and tall man and through its Work n' Gear subsidiary which sells a wide selection of workwear, health-care apparel and uniforms for industry and service businesses. The Company's businesses offer their merchandise to customers through diverse selling and marketing channels including retail stores, catalog, direct selling work forces and e-commerce websites.